THIS DEBENTURE AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT PURSUANT TO THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY BEFORE FEBRUARY 7, 2005.

CONVERTIBLE SECURED DEBENTURE

Issued to:	The Erin Mills Investment Corporation 7501 Keele Street, Suite 500, Concord, Ontario, L4K 1Y2 Attention: Gerry C. Quinn Facsimile No.: (416) 736-8373
Issuer:	Lorus Therapeutics Inc., 2 Meridian Road, Toronto, Ontario, M9W 4Z7 Attention: Dr. Jim A. Wright Facsimile No.: (416) 798-2200

Principal:  $5,000,000

Issue Date: OCTOBER 6, 2004.

Defined Terms.

Defined terms are set out in Schedule “A”.

2.

Principal.

Lorus Therapeutics Inc. (the “Company”) for value received hereby promises to pay to The Erin Mills Investment Corporation (the “Investor”), at its address specified above on the date (the “Payment

Date”) being the earlier of (i) October 6, 2009 (the “Maturity Date”) and (ii) the date of demand, if any, upon the occurrence of an Event of Default, the principal amount of $5,000,000.00 (the “Principal”) or such balance from time to time outstanding thereon, in the manner hereinafter provided, together with all other moneys which may from time to time be owing hereunder or pursuant hereto.

3.

Interest.

Interest shall be payable monthly (“Interest”) commencing October 6, 2004, on the balance from time to time outstanding of the Principal, any overdue interest and any other monies due and payable hereunder, both before and after maturity, default or judgment, shall be calculated on the basis of the actual number of days elapsed and on the basis of a year of 365 or 366 days, as applicable, at the prime rate from time to time quoted by the Royal Bank of Canada plus one percent (1%) per annum (the “Loan Rate”) accruing daily and compounded monthly in arrears, computed from October 6, 2004, until payment in full of Principal has been made. For greater certainty, where the Loan Rate is changed, Interest shall be charged for the day on which such change is effective on the basis of the new rate. Interest is to be payable in Common Shares of the Company until the weighted average trading price for such Common Shares reaches a price of $1.00 and such trading price is sustained for 60 Trading Days (for certainty, interest will continue to be charged and payable during such 60 Trading Day qualification period whether or not the required price level is sustained), after which interest shall be paid in cash or Common Shares at the option of the Investor provided that the Investor shall consider any reasonable request by the Company to pay Interest in Common Shares. Shares issued in payment of interest shall be issued at a price equal to the weighted average trading price of such shares for the 10 Trading Days immediately preceding the date of their issue in respect of each such interest payment. Interest will cease when the weighted average trading price for the Common Shares of the Company reaches $1.75 per share and such trading price is sustained for 60 Trading Days. For certainty, interest will continue to be charged and payable during such 60 Trading Day qualification period whether or not the required price level is sustained.

4.

Conversion Rights and Conversion Price.

(a)

At any time prior to the Maturity Date and subject to Section 5 hereof, the Investor shall have the right to convert all or part of the Principal advanced and evidenced by this Debenture, into Conversion Shares at a price of $1.00 per share (the “Conversion Price”) by delivering a notice of its intention to convert the Principal as aforesaid to the Company in the form attached as Exhibit "A" (“Conversion Notice”).

(b)

Partial Conversion

The Principal secured by this Debenture may be partially converted by the Investor from time to time, provided no partial conversion shall be for less than ONE MILLION ($1,000,000.00) DOLLARS, by delivering a Conversion Notice to the Company specifying the amount of the Principal to be converted into Conversion Shares at the Conversion Price.

(c)

Issuance of Conversion Shares

Upon any exercise of the conversion rights provided in Section 4(a) or (b), the Investor shall be entitled to convert the Principal specified in the Conversion Notice at the Conversion Price.  As promptly as practicable after such conversion, the Company shall deliver to the Investor a certificate representing the Conversion Shares resulting from any such conversion.

(d)

Conversion Date

If this Debenture is converted pursuant to Section 4(a) or (b), then the Conversion Shares shall be deemed to be issued for all purposes as of the date on which the Company received the Conversion Notice.

(e)

Payment of Unconverted Principal

If the Principal amount of this Debenture has not been converted prior to the Maturity Date the amount secured hereby shall become immediately due and payable to the Investor on the Maturity Date.

(f)

Records

The Company shall maintain in its records an account showing the amount of this Debenture, the date thereof and the Interest accrued thereon or applicable thereto from time to time.  At all times and for all purposes such account shall constitute prime facie evidence, in the absence of manifest error, of the matters recorded therein; provided that the failure of the Company to record same in such account shall not affect the obligation of the Company to pay or repay such indebtedness and liability in accordance with this Debenture.

(g)

Forced Conversion

In the event that the Investor fails to comply with the provisions of Section 2.1(c) of the Subscription Agreement, the Company shall, in addition to any other remedies provided in the Subscription Agreement, be entitled, at any time after such default on 2 Business Days' notice to the Investor, to convert all amounts then secured by this Debenture into Common Shares at the Conversion Price.

5.

Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations.

The Conversion Price shall be subject to adjustment from time to time as follows:

(a)

Adjustment in Rights

If, at any time after the date hereof and prior to the Maturity Date, there is a reclassification of the outstanding Common Shares or change of the Common Shares into other shares or securities or any other capital reorganization of the Company or a consolidation, merger or amalgamation of the Company with or into any other corporation (any such event being called a “Capital Reorganization”), the Investor shall be entitled to receive and shall accept for the same aggregate consideration, upon the exercise of the conversion rights contained in this Debenture at any time after the record date on which the holders of Common Shares are determined for the purpose of the Capital Reorganization (the “relevant record date”), in lieu of the number of Common Shares to which it was theretofore entitled upon such exercise, the kind and amount of shares or other securities of the Company or of the corporation resulting from the Capital Reorganization that the Investor would have been entitled to receive as a result of such Capital Reorganization if, on the relevant record date, it had been the holder of record of the number of Common Shares in respect of which the conversion right contained in this Debenture is then being exercised, and such shares or other securities shall be subject to adjustment thereafter in accordance with provisions which are the same, as nearly as may be possible, as those contained in this Section 5(a) provided that no such Capital Reorganization shall be implemented unless all necessary steps have been taken so that the Investor shall be entitled to receive the kind and amount of shares or other securities of the Company or of the corporation resulting from the Capital Reorganization as provided above.

(b)

Adjustment in Conversion Price

The Conversion Price shall be subject to adjustment from time to time as follows:

(i)

If, at any time after the date hereof and prior to the Maturity Date, the Company:

(A)

subdivides its outstanding Common Shares into a greater number of shares, or

(B)

 consolidates its outstanding Common Shares into a smaller number of shares, or

(C)

issues Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all the holders of Common Shares as a stock dividend or other distribution (other than an issue of Common Shares to holders of Common Shares pursuant to a right granted to such holders to receive such Common Shares in lieu of Dividends Paid in the Ordinary Course and other than an issue of Common Shares on account of the exercise of options granted from time to time under the Company’s Stock Option Plan);

(D)

makes a distribution to all or substantially all of the holders of Common Shares on its outstanding Common Shares payable in Common Shares or securities exchangeable for or convertible into Common Shares (other than an issue of Common Shares to holders of Common Shares pursuant to a right granted to such holders to receive such Common Shares in lieu of Dividends Paid in the Ordinary Course) and other than an issue of Common Shares on account of the exercise of options granted from time to time under the Company’s Stock Option Plan,)

(any of such events being called a “Common Share Reorganization”), the Conversion Price shall be adjusted effective immediately after the record date on which the holders of Common Shares are determined for the purpose of the Common Share Reorganization, as the case may be, by multiplying the Conversion Price in effect immediately prior to the effective date or record date, as the case may be, by a fraction:

(1)

the numerator of which shall be the number of Common Shares outstanding on the relevant record date before giving effect to the Common Share Reorganization; and

(2)

the denominator of which shall be the number of Common Shares outstanding on the relevant record date after giving effect to the Common Share Reorganization, including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had all such securities been exchanged for or converted into Common Shares on such effective date or record date.

(ii)

If any question at any time arises with respect to the Conversion Price or the number of Common Shares issuable upon the exercise of the Debenture, such question shall be conclusively determined by the auditors from time to time of the Company, or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by the Company with the concurrence of the Investor, and any such determination shall be binding upon the Investor and the Company.  If any such determination is made, the Company shall deliver a certificate to the Investor describing such determination.

(iii)

If and whenever at any time after the date hereof and prior to the Maturity Date the Company fixes a record date for the issue of rights, options or warrants to all or substantially all the holders of Common Shares (not including rights, options or warrants issued under the Company’s stock option plan) under which such holders are entitled, during a period expiring not more than 45 days after the date of such issue (the “Rights Period”), to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares at a price per share to the holder (or at an exchange or conversion price per share during the Rights Period to the holder in the case of securities exchangeable for or convertible into Common Shares) of less than 95% of the Current Market Price for the Common Shares on such record date (any of such events being called a “Rights Offering”), then the Conversion Price will be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Conversion Price in effect immediately prior to the end of the Rights Period by a fraction:

(A)

the numerator of which will be the aggregate of:

(1)

the number of Common Shares outstanding as of the record date for the Rights Offering, and

(2)

a number determined by dividing (1) by either (A) the product of the number of Common Shares issued or subscribed for during the Rights Period upon the exercise of the rights, warrants or options under the Rights Offering and the price at which such Common Shares are offered, or, as the case may be, (B) the product of the exchange or conversion price of such securities exchangeable for or convertible into Common Shares and the number of Common Shares for or into which the securities so offered pursuant to the Rights Offering could have been exchanged or converted during the Rights Period, by (2) the Current Market Price of the Common Shares as of the record date for the Rights Offering, and

(B)

the denominator of which will be the number of Common Shares outstanding, or the number of Common Shares which would be outstanding if all the exchangeable or convertible securities were exchanged for or converted into Common Shares during the Rights Period, after giving effect to the Rights Offering and including the number of Common Shares actually issued or subscribed for during the Rights Period upon exercise of the rights, warrants or options under the Right Offering.

If the Investor has exercised the right to convert the Common Shares in accordance with this Section 5(b)(iii) during the period beginning immediately after the record date for a Rights Offering and ending on the last day of the Rights Period for the Rights Offering, the Investor will, in addition to the Common Shares to which the Investor would otherwise be entitled upon such conversion, be entitled to that number of additional Common Shares equal to the result obtained when the difference, if any, between the Conversion Price in effect immediately prior to the end of such Rights Offering and the Conversion Price as adjusted for such Rights Offering pursuant to this section 5(b)(iii) is multiplied by the number of Common Shares received upon the conversion of the Debenture during such period, and the resulting product is divided by the Conversion Price as adjusted for such Rights Offering pursuant to this subsection.  Such additional Common Shares will be deemed to have been issued to the Investor immediately following the end of the Rights Period and a certificate for such additional Common Shares will be delivered to such Holder within 15 business days following the end of the Rights Period.  To the extent that any such rights, options or warrants are not so exercised on or before the expiry thereof, the Conversion Price will be readjusted to the Conversion Price which would then be in effect based on the number of Common Shares (or the securities convertible into or exchangeable for Common Shares) actually delivered on the exercise of such rights, options or warrants.

(iv)

If and whenever at any time after the date hereof and prior to the Maturity Date, the Company fixes a record date for the issue or the distribution to all or substantially all the holders of the Common Shares of (i) securities of the Company, including rights, options or warrants to acquire securities of the Company or any of its properties or assets and including evidences of indebtedness or (ii) any property or other assets including evidences of indebtedness, and if such issuance or distribution does not constitute a Dividend Paid in the Ordinary Course, a Common Share Reorganization or a Rights Offering (any of such non-excluded events being called a “Special Distribution”) the Conversion Price will be adjusted effective immediately after such record date to a price determined by multiplying the Conversion Price in effect on such record date by a fraction:

(A)

the numerator of which will be:

(1)

the product of the number of Common Shares outstanding on such record date and the Current Market Price of the Common Shares on such record date; less

(2)

the fair market value, as determined by action by the Directors (whose determination will be conclusive), to the holders of Common Shares of such securities or property or other assets so issued or distributed in the Special Distribution; and

(B)

the denominator of which will be the product of the number of Common Shares outstanding on such record date and the Current Market Price of the common shares on such record date.

To the extent that any Special Distribution is not so made, the Conversion Price will be readjusted effective immediately to the Conversion Price which would then be in effect based upon such securities or property or other assets as actually distributed.

(v)

If the purchase price provided for in any rights, options or warrants (the “Rights Offering Price” referred to in subsections 5(b)(iii) and 5(b)(iv) is decreased, the Conversion Price will forthwith be changed so as to decrease the Conversion Price to the Conversion Price that would have been obtained if the adjustment to the Conversion Price made under subsections 5(b)(iii) and 5(b)(iv), as the case may be, with respect to such rights, options, or warrants had been made on the basis of the Rights Offering Price as so decreased, provided that the terms of this subsection will not apply to any decrease in the Rights Offering Price as so decreased, provided that the terms of this subsection will not apply to any decrease in the Rights Offering Price resulting from terms in any such rights, options or warrants designed to prevent dilution except to the extent that the resulting decrease in the Conversion Price under this subsection would be greater than the decrease, if any, in the Conversion Price to be made under the terms of this section by virtue of the occurrence of the event giving rise to such decrease in the Rights Offering Price.

6.

Payments and Notice.

Any payments received by the Investor or the Company after 2:00 p.m. on a Business Day shall be deemed to have been received on the next Business Day. Any notice required or desired to be given hereunder or under any instrument supplemental hereto shall be in writing and provided in accordance with the provisions of section 6.7 of the Subscription Agreement.

7.

Covenants.

This Debenture is issued subject to and with the benefit of all the covenants, terms and conditions in Schedule “B”.

8.

Default and Enforcement.

The terms and conditions upon which the security constituted by this Debenture shall become enforceable are provided for in Schedule “B”.

9.

Security.

As continuing security for the due and timely payment by the Company of its Obligations hereunder, the Company hereby grants the charges, liens mortgages and Security Interests in favour of the Investor as set out in Schedule “C”.

10.

Receipt.

The Company hereby acknowledges receipt of a true copy of this Debenture and a copy of the verification statement registered under the Personal Property Security Act (Ontario) in respect of the security created hereby.

11.

Binding Effect, Governing Law and Headings.

These presents are binding upon the parties hereto and their respective successors and assigns. This Debenture shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The division of this Debenture into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

12.

Currency.

Except where otherwise expressly provided, all amounts in this Debenture are stated and shall be paid in Canadian currency.

13.

Perfection of Security.

The Company authorizes the Investor to file such financing statements and other documents and do such acts, matters and things (including completing and adding schedules identifying all or any part of the Collateral) as the Investor may consider appropriate to perfect and continue the security created by this Debenture.

14.

Invalidity, etc.

Each of the provisions contained in this Debenture is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision of Debenture.

15.

Assignment.

The Investor may not sell, transfer or otherwise dispose of part or all of its interest in this Debenture without the consent of the Company, except the Investor shall be entitled to assign this Debenture to an Affiliate or subsidiary of the Investor, provided that such transferee agrees to be bound by the terms of this Debenture and provides written notice of such assignment to the Company. This Debenture may not be assigned by the Company without prior written consent of the Investor, except that the Company may assign its rights and obligations hereunder as part of a merger, acquisition, reorganization or sale of all or substantially all of its assets without consent provided that such transferee agrees to be bound by the terms of this Debenture and provides 15 days written notice of such assignment to the Investor and the security granted by the Debentures is not impaired without the consent of the Investor in any way.

16.

Schedules and Exhibit.

Each of the following schedules and exhibit is incorporated by reference into, and constitutes a part of, this Debenture:

Schedule “A” - Definitions

Schedule “B” - Covenants, Events of Default and Enforcement

Schedule “C” - Security Interest

Exhibit “A”- Conversion Notice

17.

Amendment.

This Debenture may only be amended with the written agreement of the Company and the Investor provided any such amendments shall be subject to the approval of the Toronto Stock Exchange.

IN WITNESS WHEREOF the Company has executed this Debenture.

LORULORUS THERAPEUTICS INC.
By:
_______________JIM A WRIGHT__________
Name:
Title:

SCHEDULE “A”

DEFINITIONS

Interpretation.  As used in this Debenture and all schedules incorporated therewith the following expressions shall have the following meanings:

“Affiliate” has the meaning set forth in Section 2(1) of the Ontario Business Corporations Act;

“arm’s length” has the meaning given to such term in the Income Tax Act (Canada) as now in effect;

“Business” means the research, development and commercialization of pharmaceutical products and technologies for the management of cancer;

“Business Day” means any day except Saturday, Sunday or a statutory holiday in the Province of Ontario;

“Collateral” means any and all undertaking, property and assets, real or personal property, other than the last day of any leasehold interest pursuant to any leases, which is now or hereafter owned by the Company or in which the Company now has or hereafter acquires any interest of any nature whatsoever, including, without limitation, all land, buildings, leasehold interests and improvements, equipment, fixtures, computer hardware and software, intellectual property, inventory, goods, instruments, securities, documents of title, chattel paper, accounts, money, contract rights, intangibles, credits, claims, demands, debts and choses in action and all Proceeds, products and accessions from, of and to any thereof, and, where the context so permits, any reference to “Collateral” shall be deemed to refer to “Collateral or any part thereof. For greater certainty, Collateral shall not include the shares of NuChem Pharmaceuticals Inc.;

“Common Shares” means the common shares of the Company;

“Company” means Lorus Therapeutics Inc.;

“Companies” means the Company and the Subsidiary;

“Conversion Price” has the meaning ascribed to it in Section 4(a);

“Conversion Shares” means the common shares in the capital stock of the Company to be issued to the Investor pursuant to the terms and conditions of this Debenture.

“Current Market Price” determined as at any date means the weighted average trading price per share for the common shares for the twenty (20) consecutive Trading Days ending on the fifth (5th) Trading Day before such date on the Toronto Stock Exchange, or, if the Common Shares are not listed thereon, on such stock exchange on which the Common Shares are listed as may be selected for such purpose by the board of directors of the Company or, if the Common Shares are not listed on any stock exchange, then on the over-the-counter market; and for the purpose of this definition, the weighted average price shall be determined by dividing the aggregate sale price of all Common Shares sold during each period of twenty (20) consecutive Trading Days on such exchange or market, as the case may be, by the total number of Common Shares sold;

“Debenture” means this secured convertible debenture and all Exhibits and Schedules annexed hereto;

“Deficiency” means, at any time, the difference, if any between:

(a)

the aggregate of:

(1)

the amount of the Obligations at that time; and

(2)

the Reasonable Expenses incurred up that time; and

(b)

the proceeds of disposition received by the Investor from a disposition of the Collateral in accordance with Section 3.1(f) of Schedule “C”;

“Dividends Paid in the Ordinary Course” means cash dividends declared payable on the Common Shares in any fiscal year of the Company to the extent that such cash dividends do not exceed, in the aggregate, the greatest of: (i) 100% of the aggregate amount of cash dividends declared payable by the Company on the Common shares in its immediately preceding fiscal year, (ii) 150% of the arithmetic mean of the aggregate amounts of cash dividends declared payable by the Company on the Common Shares in its three immediately preceding fiscal years and (iii) 100% of the aggregate consolidated net income of the Company, before extraordinary items, for its immediately preceding fiscal year.

“Event of Default” has the meaning ascribed thereto in Section 2 of Schedule “B” to this Debenture;

“Interest” has the meaning ascribed thereto in Section 3 of this Debenture;

“Investor” means The Erin Mills Investment Corporation;

“Loan Rate” means the rate of interest specified in Section 3 of this Debenture;

“Material Adverse Change” in relation to any of the Companies means any change that could reasonably be expected to have or has a material adverse effect on the assets or properties, business, results of operations, capital or condition (financial or otherwise) of the Companies taken as a whole;

“Maturity Date” has the meaning ascribed to it in Section 2 of this Agreement;

“Obligations” means all indebtedness, liabilities and obligations (of whatsoever nature or kind, whether direct, indirect, absolute, contingent or otherwise) of the Company from time to time, under or in respect of this Debenture;

“Payment Date” has the meaning ascribed thereto in Section 2 of this Debenture;

“Permitted Liens” means the following:

(i)

liens for taxes, assessments, governmental charges or levies, not at the time due;

(ii)

easements, rights of way or similar rights in land, which, in the aggregate, do not materially impair the usefulness of the business of the Company or of the property subject thereto;

(iii)

rights reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit, or by any statutory provision, to terminate the same or to require annual or other periodic payments as a condition to the continuance thereof;

(iv)

any lien or encumbrance the validity of which is being contested by the Company in good faith and in respect of which either there will have been deposited with the Investor cash in an amount sufficient to satisfy the same or the Investor will be otherwise satisfied that its interests are not prejudiced thereby;

(v)

any reservations, limitations, provisos and conditions expressed in any original grant from the Crown;

(vi)

title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the usefulness in the business of the Subsidiary of the property subject thereto;

(vii)

security in cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure worker's compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, liens or claims incidental to current construction, mechanics', warehousemen's, carriers' and other similar liens;

(viii)

security given in the ordinary course of business to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of the Company;

(ix)

other encumbrances arising by operation of law or which are not material in character, amount, and extent and do not materially detract from the value or use of the Collateral;

(x)

liens securing the Obligations under the Debentures;

(xi)

liens subordinate to the Obligations under the Debentures;

(xii)

purchase money security interests; and

(xiii)

capital leases

“person” means a natural person, a firm, a corporation or other body corporate, a syndicate, a partnership, an association, a trust, a government or agency thereof or any other legal or business entity whatsoever;

“Principal” has the meaning ascribed thereto in Section 2 of this Debenture;

“Proceeds”, of any Collateral, means property in any form derived, directly or indirectly, from any dealing with such Collateral or the proceeds therefrom and includes any payment representing indemnity or compensation for loss or damage to such Collateral or proceeds therefrom, including, without limitation, insurance proceeds;

“Reasonable Expenses” means any and all expenses incurred from time to time by the Investor or any Receiver in the perfection or preservation of the security constituted hereby, in enforcing payment or performance of the Obligations or any part thereof or in locating, taking possession of, transporting, holding, repairing, processing, preparing for and arranging for the disposition of and/or disposing of the Collateral and any and all other expenses incurred by the Investor or any Receiver as a result of the Investor or such Receiver exercising any of its rights or remedies hereunder or at law, including, without in any way limiting the generality of the foregoing, any and all legal expenses including those incurred in any legal action or proceeding or appeal therefrom commenced or taken in good faith by the Investor and any and all fees and disbursements of any counsel, accountant or valuator or any similar person employed by the Investor in connection with any of the foregoing and the costs of insurance and payment of taxes (other than taxes relating to the income of the Investor) and other charges incurred in retaking, holding, repairing, processing and preparing for disposition and disposing of the Collateral;

“Receiver” means a receiver, a receiver and manager or any similar person appointed in accordance with Section 3.1(l) of Schedule “C”;

“Security Interest” has the meaning given to that term in Section 1.1 of Schedule “C”;

“Subscription Agreement” means the Subscription Agreement among the Company, the Investor, and GeneSense Technologies Inc. dated October 6, 2004, as amended or supplemented from time to time;

“Subsidiary” means GeneSense Technologies Inc.; and

“Trading Days” means any day on which securities are traded on the Toronto Stock Exchange.

SCHEDULE “B”

COVENANTS, EVENTS OF DEFAULT AND ENFORCEMENT

AND REPRESENTATIONS AND WARRANTIES

1.

Covenants by Company.

The Company shall perform and observe each of the following covenants:

a.

Payment of Principal. The Company shall duly and punctually pay or cause to be paid to the Investor all Principal hereunder and Interest accrued thereon (including, in the case of default, Interest on the amount in default), on the Payment Date at the places and in the manner specified herein.

b.

Payment of Interest. The Company shall duly and punctually pay or cause to be paid to the Investor all Interest (including, in the case of default, interest on the amount in default) monthly in accordance with the provisions of section 3 of the Debenture.

c.

Corporate Existence.  The Company shall preserve and maintain its corporate existence and shall cause its Subsidiary to preserve and maintain its corporate existence; however, the Company and the Subsidiary may engage in internal reorganizations with Affiliates without the Investor’s consent.

d.

Taxes, Claims for Labour and Materials.  The Company will promptly pay and discharge and will cause its Subsidiary to promptly pay and discharge, (i) all lawful taxes, assessments and governmental charges or levies imposed upon the Company and the Subsidiary or upon or in respect of all or any part of the property or business of the Company and the Subsidiary; (ii) all trade accounts payable in accordance with its usual and customary business practices, except those trade accounts that are in dispute; and (iii) all claims for work, labour or materials, that if unpaid might become a lien upon any property of the Company and the Subsidiary; provided the Company and its Subsidiary will not be required to pay any such tax, assessment, charge, levy, account payable or claim if (A) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings that will prevent the forfeiture or sale of any property of the Company or the Subsidiary or any interference with the use thereof by the Company or the Subsidiary, except that whenever foreclosure on any lien that attaches (or security therefor) appears imminent, the Company and/or the Subsidiary shall pay or cause to be paid all such taxes, assessments, charges, levies, accounts payable or claims and (B) the Company and/or the Subsidiary will, to the extent required, in accordance with generally accepted accounting principles, set aside on its books reserves deemed by it to be adequate with respect thereto.

e.

Compliance with Laws.  The Company will comply, and will cause the Subsidiary to comply, in all material respects, with the requirements of all applicable laws, rules and regulations and orders of any governmental authority including, without limitation, all laws, rules and regulations.

f.

Rights of Inspection.  For so long as the Investor holds the Debenture, the Company will, and will cause its Subsidiary to, permit the Investor or its authorized representative (at the Investor’s expense), on 24 hours prior written request during normal business hours, to visit and inspect under the Company’s guidance, any of the properties of the Company and the Subsidiary, to examine all its books of account, records, reports and other papers and to discuss its affairs, finances and accounts with the senior officers of the Company.

g.

Regulatory Approvals.  The Company shall maintain and keep, and shall cause its Subsidiary to maintain and keep in good standing all permits, licenses, memberships and other regulatory approvals necessary or desirable to carry on the Business and do all things necessary to prevent the cancellation or suspension thereof to the extent the failure to maintain any such permit, license, membership or other regulatory approval would cause a Material Adverse Change in the Business.

h.

Notice of Default.  The Company shall give the Investor written notice of (i) the occurrence of any Event of Default, or of any default in respect of any other indebtedness of the Company or any event which with the lapse of time or giving of notice or both, would constitute an Event of Default or such a default in respect of any such other indebtedness; or (ii) any material default which has occurred and is continuing under any loan agreement, debt instrument or other material agreement to which it is a party, promptly after the occurrence of the same.

i.

Maintain Status.  The Company shall, and shall cause its Subsidiary to, conduct its Business and affairs so as to not be in breach of any of the representations and warranties in the Subscription Agreement.

j.

Termination of Licenses. The Company shall not, and shall cause the Subsidiary not to terminate without cause any material licence agreement or contract and comply with all other terms and conditions set out in such agreements/contracts.

k.

Further Assurances.  The Company shall, upon request by the Investor, execute and deliver all such further documents and do all such further acts and things as may be reasonably necessary or desirable at any time or times to give effect to the terms and conditions of this Debenture.

l.

Notifications.  The Company shall notify the Investor promptly of any Material Adverse Change in the Business or the condition (financial or otherwise), properties, assets, liabilities, prospects, earnings or operations of the Company or its Subsidiary.

m.

Disclosure and Filings. The Company shall continue to provide all material disclosure and make all required filings, reports and payments as required under all applicable securities laws and regulations and stock exchange rules.

n.

Company to Reserve Shares

The Company shall at all times reserve and keep available out of its authorized Common

Shares (if the number thereof is or becomes limited) solely for the purpose of issue upon conversion of the Debentures as provided herein, and issue to the Investor who may exercise its conversion rights hereunder, such number of Common Shares as shall then be issuable upon the conversion of the Debentures. All Common Shares which shall be so issuable shall be duly and validly issued as fully paid and non-assessable.

o.

Material Contracts/Licences. In the event that management of the Company seeks the direction and/or approval of the board of directors of the Company concerning the termination of any Material Contract (as defined in the Subscription Agreement) (whether the termination is initiated or caused by the Company or any other party to such  agreements) the Company shall notify the Investor in writing at the same time the direction and/or approval of the board of directors is sought.

p.

Litigation.  Subject to compliance with disclosure requirements of securities and other laws, the Company shall promptly notify the Investor of the commencement of any material litigation against the Company or its Subsidiary.

q.

Certificate of Officer.  The Company shall deliver to the Investor at any time and from time to time, promptly following a reasonable request in writing by the Investor a certificate of a senior officer of the Company (which shall be given on behalf of the Company and without personal liability) to the effect that to the best knowledge of that officer, there exists no condition, event or act which constitutes an Event of Default or a default or breach under any material agreement to which the Company is a party or which, with notice or lapse of time, or both, would constitute an Event of Default or such a default or breach or, if any such condition, event or act exists, specifying the nature thereof, the period of existence thereof and the action that the Company proposes to take with respect thereto.

r.

Use of Proceeds.  Subject to the payment of expenses related to the closing of this transaction, the Company shall use the Principal only to fund ongoing research and development and operations of the Company.

2.

Events of Default; Acceleration of Payment.

The following events shall constitute an event of default hereunder (each an “Event of Default”):

a.

if the Company defaults in any payment of the Principal or Interest amount outstanding under this Debenture or any other debenture issued by the Company to the Investor when due and such non-payment is not cured within 5 Business Days;

b.

subject to subparagraph (a) above, if the Company or its Subsidiary defaults in the observance or performance of anything required to be done by any of them, or any covenant or condition required to be observed or performed by any of them, pursuant to this Debenture, any other debenture issued by the Company to the Investor, and/or any other agreement between the Company, its Subsidiary and the Investor, including without limitation any of the Collateral Documents, as such term is defined in the Subscription

Agreement, and such default remains unremedied for a period of 15 Business Days following the receipt by the Company from the Investor of written notice of such default;

c.

if any of the representations or warranties of the Company under Section 4 of this Schedule “B” or in the Subscription Agreement is incorrect in any way as to make it materially misleading;

d.

if the Company or its Subsidiary ceases or threatens to cease to carry on the Business or ceases paying its obligations in the ordinary course of business as they generally become due or makes or agrees to make a sale of all or substantially all of its assets or makes a general assignment for the benefit of its creditors or otherwise acknowledges its insolvency in writing;

e.

if a bankruptcy petition or similar proceeding is filed or presented against the Company or its Subsidiary and such proceeding is not being contested in good faith by appropriate proceedings or, if so contested, remains outstanding, undismissed and unstayed more than 60 days from the institution of such first-mentioned proceeding; provided however that notwithstanding any such 60 day period shall not have elapsed, an Event of Default shall be deemed to have occurred if such proceeding remains outstanding and, after the date of commencement of such proceeding, the Company does not satisfy a payroll obligation;

f.

if a custodian or sequestrator or liquidator or trustee in bankruptcy or a receiver or receiver and manager or any other officer with similar powers is appointed with respect to the Company or its Subsidiary or all or any material part of the property, assets or undertaking of the Company or its Subsidiary;

g.

if the Company or its Subsidiary makes a proposal under the Bankruptcy and Insolvency Act (Canada) or other legislation of Canada respecting bankruptcy and insolvency or takes any action in respect of the settlement of any claims of its creditors under the provisions of the Bankruptcy and Insolvency Act (Canada) or such other legislation;

h.

if any proceedings against the Company or its Subsidiary are taken with respect to a compromise or arrangement under the Companies’ Creditors Arrangement Act (Canada) (or any Act substituted therefor) or similar legislation of any other jurisdiction and such proceeding is not being contested in good faith by appropriate proceedings or, if so contested, remains outstanding, undismissed and unstayed more than 60 days from the institution of such first-mentioned proceeding; provided however that notwithstanding any such 60 day period shall not have elapsed, an Event of Default shall be deemed to have occurred if such proceeding remains outstanding and, after the date of commencement of such proceeding, the Company does not satisfy a payroll obligation;

i.

if an order is made or a resolution is passed for the winding-up, dissolution or liquidation of the Company or its Subsidiary or if a petition is filed or other process taken for the winding-up, dissolution or liquidation of the Company or its Subsidiary and such proceeding is not being contested in good faith by appropriate proceedings or, if so contested, remains outstanding, undismissed and unstayed more than 60 days from the institution of such first-mentioned proceeding; provided however that notwithstanding any such 60 day period shall not have elapsed, an Event of Default shall be deemed to have occurred if such proceeding remains outstanding and, after the date of commencement of such proceeding, the Company does not satisfy a payroll obligation;

j.

if the Company or its Subsidiary shall lose its charter by expiration, forfeiture or otherwise; and

k.

if a Material Adverse Change occurs, and is not cured, if susceptible to cure, within 15 Business Days.

The Company shall promptly notify the Investor of an Event of Default or any event which, with notice or lapse of time or both, would constitute an Event of Default under this Debenture.

If following the occurrence of any Event of Default the Investor takes any legal proceeding for the purpose of enforcing its rights under the Debenture in accordance with the terms and conditions hereof, the Company shall reimburse the Investor for all Reasonable Expenses incurred by it as a result thereof.

3.

Matters Requiring Investor Approval.

Notwithstanding any of the other provisions hereof, the Company covenants and agrees that the following matters shall require the prior written approval of the Investor not to be unreasonably withheld. The parties agree that the Investor shall be deemed to consent to any matter if it has not responded within 45 days of the Company’s written request for such consent:

a.

declaring any dividend or distribution on any Common Shares or any other equity securities of the Company or redeem, purchase or otherwise acquire any Common Shares or any other equity securities of the Company;

b.

ceasing the operations of all or substantially all of the business of the Company or materially changing the Business of the Company;

c.

carrying on of business in excess of $250,000.00 annually with any person that does not deal at arms’ length with the Company;

d.

encumbering any of its undertaking, property or assets or the incurring of any indebtedness by the Company for borrowed money other than: (i) Permitted Liens; (ii) operating lines of credit in connection with the ordinary course of business;  (iii) any debt incurred in connection with capital expenditures which has been approved by the board of directors of the Company; and (iv) indebtedness subordinate to the Obligations; and

e.

carrying on (directly or indirectly) of any other business activity or the acquisition of any assets materially unrelated or unnecessary to the Company’s present business.

4.

Representations and Warranties.

The Company represents and warrants to the Investor, and acknowledges that the Investor is relying on such representations and warranties, that:

a.

Corporate.  The Company is a corporation duly subsisting under the laws of Ontario with the corporate power to own its assets and to carry on its business. The Company is duly registered to carry on business in those jurisdictions where it operates and is in good standing under the laws of Canada.

b.

Authority.  The Company has good and sufficient power, authority and right to enter into and deliver this Debenture, and the execution, delivery and performance of this Debenture and the consummation of the transactions contemplated under this Debenture have been duly and validly authorized and approved by all necessary corporate action on the part of the Company.

c.

Binding Agreement.  This Debenture constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy and insolvency laws and to equitable remedies being always in the discretion of a court.

The representations and warranties of the Company set forth in this Section 4 of this Schedule “B” will survive the issuance of this Debenture and, notwithstanding such issuance, will continue in full force and effect for the benefit of the Investor for so long as any Principal or Interest remains outstanding under this Debenture.

SCHEDULE “C”SECURITY INTEREST

1.

SECURITY

1.1

Security.

Subject to Sections 1.3 and 1.4 of this Schedule “C”, as continuing security for the due and timely payment and performance by the Company of its Obligations hereunder, the Company hereby grants a security interest in and mortgages and charges to and in favour of the Investor all right, title and interest which the Company may be possessed of, entitled to or acquire, by way of amalgamation or otherwise, in and to all Collateral, whether now owned or hereafter acquired by, or on behalf of the Company or in respect of which the Company now or hereafter has, any right, title or interest (including, without limitation, such as may be returned to or repossessed by the Company) (the “Security Interest”).

1.2

Attachment.

The parties acknowledge and agree that value has been given for the granting of the Security Interest and that they have not agreed to postpone the time for attachment.

1.3

Exception for Last Day of Leases.

The Security Interest granted hereby does not and shall not extend to, and the Collateral shall not include, the last day of the term of any lease or sub-lease, oral or written, or any agreement therefor, now held or hereafter acquired by the Company but, upon the sale of the leasehold interest or any part thereof, the Company shall stand possessed of such last day in trust to assign the same as the Investor shall direct.

1.4

Exception for Contractual Rights.

The Security Interest hereby granted does not and shall not extend to, and the Collateral shall not include, any agreement, right, franchise, licence or permit (collectively, “Contractual Rights”) to which the Company is a party or of which the Company has the benefit, to the extent that the creation of the Security Interest therein would constitute a breach of the terms of, or permit any person to terminate, the Contractual Rights, but the Company shall hold its interest therein in trust for the Investor and shall assign such Contractual Rights to the Investor forthwith upon obtaining the consent of the other party or parties thereto. Upon the request of the Investor, the Company shall use all commercially reasonable efforts to obtain any consent required to permit any Contractual Rights to be subject to the Security Interest.

1.5

Permitted Dealings with Collateral.

Unless an Event of Default has occurred and is continuing, the Company may, without the consent of the Investor:

(1)

sell or otherwise dispose of such part of their equipment which is no longer necessary or useful in connection with its business or which has become worn out or obsolete or unsuitable for the purpose for which it was intended;

(2)

deal with Collateral in the ordinary course of Business; and

(3)

subject to Section 2 of this Schedule “C”, collect Proceeds and accounts in the ordinary course of business.

1.6

Delivery of Instruments, Securities, Etc.

(1)

If an Event of Default has occurred, that has not been waived in writing by the Investor, the Company shall, upon request of the Investor, forthwith deliver to the Investor, to be held by the Investor hereunder, all cash, instruments, patents, securities, letters of credit, advances of credit and negotiable documents of title in its possession or control which pertain to or form part of the Collateral and shall, where appropriate, duly endorse the same for transfer in blank or as the Investor may direct and shall use all reasonable efforts to deliver to the Investor any and all consents or other instruments or documents necessary to comply with any restrictions on the transfer thereof in order to transfer the same to the Investor, including without limitation, consenting to a copy of this Debenture being recorded in the Canadian Intellectual Property Office, as evidence of an assignment of any such patents from the Company to the Investor.

(2)

Subject to any other written agreements or instruments in effect from time to time between the parties, unless an Event of Default has occurred and is continuing, the Company shall be entitled (i) to receive all distributions of any kind whatsoever at any time payable on or with respect to the Collateral and (ii) to vote the Collateral and to give consents, waivers, notices and ratifications and to take other action in respect of the Collateral; provided, however, that no vote shall be cast and no consent, waiver, notice or ratification shall be given and no action be taken which would materially impair the Collateral without the consent of the Investor, or which would be inconsistent with or violate any provision of this Debenture or any other written agreement or instrument in effect from time to time between the parties.

(3)

Upon the occurrence of an Event of Default, that has not been waived in writing by the Investor, the Investor shall be entitled to enjoy and exercise all of the rights referred to in Section 1.6(b) of this Schedule “C” in such manner as it sees fit.

2.

COLLECTION OF PROCEEDS AND ACCOUNTS

2.1

Control of Proceeds and Accounts.

If an Event of Default has occurred, that has not been waived in writing by the Investor, the Investor, if demand has been made in accordance with Section 3.1 of this Schedule “C”, may take control of any proceeds and accounts and may notify any account debtor or any obligor under any instrument held by the Company in satisfaction pro tanto of the Obligations hereunder to make payment in respect of any proceeds and accounts directly to the Investor, whether or not the Company has theretofore been making collections on the Collateral.

2.2

Proceeds and Accounts Received in Trust.

If an Event of Default has occurred, that has not been waived in writing by the Investor, if the Company shall collect or receive any accounts or shall be paid for any of the other Collateral or shall receive any Proceeds, all money so collected or received by the Company shall be received by the Company as trustee for the Investor and, if demand has been made in accordance with Section 3.1 of this Schedule “C”, shall be paid to the Investor forthwith upon reasonable demand and the Investor may, in its discretion, apply the same in satisfaction pro tanto of the Obligations or hold the same as further Collateral hereunder.

3.

DEFAULT AND THE INVESTOR’S REMEDIES

3.1

Remedies Upon Default.

If an Event of Default has occurred, that has not been waived in writing by the Investor, the Investor may declare any or all of the Obligations not then due and payable to be immediately due and payable by giving notice in writing thereof to the Company and, in such event, such Obligations shall be due and payable forthwith by the Company to the Investor and the Investor may thereafter, without further notice to the Company except as provided at law, or otherwise provided for in this Debenture:

(a)

commence legal action to enforce payment or performance of the Obligations;

(b)

require the Company, at the Company’s expense, to assemble the Collateral at a place or places designated by notice in writing given by the Investor to the Company, and the Company agrees to so assemble the Collateral;

(c)

require the Company, by notice in writing given by the Investor to the Company, to disclose to the Investor the location or locations of the Collateral, and the Company agrees to make such disclosure when so required by the Investor;

(d)

enter any premises where the Collateral may be situated and take possession of the Collateral by any method permitted by law;

(e)

repair, process, complete, modify or otherwise deal with the Collateral and prepare for the disposition of the Collateral, whether on the premises of the Company or otherwise and, in connection with any such action, utilize any of the Company’s property without charge;

(f)

dispose of the Collateral by private or public sale, lease or otherwise upon such terms and conditions as the Investor may determine and whether or not the Investor has taken possession of the Collateral;

(g)

carry on all or any part of the business or businesses of the Company and, to the exclusion of all others (including the Company), enter upon, occupy and, subject to any requirements of law and subject to any leases or agreements then in place, use all or any of the premises, buildings, plant, undertaking and other property of, or used by, the Company for such time and in such manner as the Investor sees fit, free of charge, and, except to the extent required by law, the Investor shall not be liable to the Company for any act, omission or negligence in so doing or for any rent, charges, depreciation or damages or other amount incurred in connection therewith or resulting therefrom;

(h)

file such proofs of claim or other documents as may be necessary or desirable to have its claim lodged in any bankruptcy, winding-up, liquidation, dissolution or other proceedings (voluntary or otherwise) relating to the Company;

(i)

borrow money for the purpose of carrying on the business of the Company or for the maintenance, preservation or protection of the Collateral and mortgage, charge, pledge or grant a security interest in the Collateral, whether or not in priority to this Debenture, to secure repayment of any money so borrowed;

(j)

where the Collateral has been disposed of by the Investor as provided in Section 3.1(f) of this Schedule “C”, commence legal action against the Company for the Deficiency, if any;

(k)

where the Investor has taken possession of the Collateral as herein provided, retain the Collateral irrevocably, to the extent not prohibited by law, by giving notice thereof to the Company and to any other persons required by law in the manner provided by law;

(l)

appoint, by an instrument in writing delivered to the Company, a Receiver of the Collateral and remove any Receiver so appointed and appoint another or others in its stead or institute proceedings in any court of competent jurisdiction for the appointment of a Receiver, it being understood and agreed that:

(1)

the Investor may appoint any person as Receiver, including an officer or employee of the Investor;

(2)

such appointment may be made at any time after an Event of Default, either before or after the Investor shall have taken possession of the Collateral;

(3)

the Investor may, from time to time, fix the reasonable remuneration of the Receiver and direct the payment thereof out of the Collateral or any Proceeds; and

(4)

the Receiver shall be deemed to be the appointee/agent of the Company for all purposes, and, for greater certainty, the Investor shall not be, in any way, responsible for any actions, whether wilful, negligent or otherwise, of any Receiver;

(m)

pay or discharge any mortgage, charge, encumbrance, lien, adverse claim or security interest claimed by any person in the Collateral and the amount so paid shall be added to the Obligations and shall bear interest calculated from the date of payment at the Loan Rate until paid; and

(n)

take any other action, suit, remedy or proceeding authorized or permitted by this Debenture or at law or equity.

3.2

Sale of Collateral.

The parties acknowledge and agree that any sale referred to in Section 3.1(f) of this Schedule “C” may be either a sale of all or any portion of the Collateral and may be by way of public auction, public tender, private contract or otherwise without notice, advertisement or any other formality, except as required by law, all of which are hereby waived by the Company to the extent permitted by law. To the extent not prohibited by law, any such sale may be made with or without any special condition as permitted by law, as to an upset price, reserve bid, title or evidence of title or other matter and, from time to time as the Investor in its sole discretion thinks fit, with power to vary or rescind any such sale or buy in at any public sale and resell. The Investor may sell the Collateral for a consideration payable by instalments either with or without taking security for the payment of such instalments and may make and deliver to any purchaser thereof good and sufficient deeds, assurances and conveyances of the Collateral and give receipts for the purchase money, and any such sale shall be a perpetual bar, both at law and in equity, against the Company and all those claiming an interest in the Collateral by, from, through or under the Company.

3.3

Reference to Secured Party Includes Receiver.

For the purposes of Sections 3.1 and 3.2 of this Schedule “C”, a reference to the “Investor” shall, where the context permits, include any Receiver appointed in accordance with Section 3.1(l) of this Schedule “C”.

3.4

Payment of Expenses.

The amount of the Reasonable Expenses shall be paid by the Company to the Investor, from time to time forthwith after demand therefor is given by the Investor as applicable, to the Company, together with interest thereon from the date of such demand at the Loan Rate, and payment of such Reasonable Expenses together with such interest shall be secured by the Security Interest.

3.5

Payment of Deficiency.

Where the Collateral has been disposed of by the Investor as provided herein and in accordance with applicable law, the Deficiency, if any, shall be paid by the Company to the Investor forthwith after demand therefor has been given by the Investor to the Company, together with interest thereon calculated from the date of such demand at the Loan Rate, and the payment of the Deficiency together with such interest shall be secured by the Security Interest.

3.6

Discharge of Debenture

After the Obligations have been paid in full, the Investor shall, at the written request and expense of the Company, cancel and discharge this Debenture and execute and deliver to the Company such instruments as shall be necessary to discharge this Debenture and to release or reconvey to the Company any property and assets subject to the security created hereby.

3.7

Rights and Remedies Not Mutually Exclusive.

To the fullest extent permitted by law, the Investor’s rights and remedies, whether provided for in this Debenture or otherwise, are not mutually exclusive and are cumulative and not alternative and may be exercised independently or in any combination.

3.8

No Obligation to Enforce.

The Investor shall not be under any obligation to, or liable or accountable for any failure to enforce payment or performance of the Obligations or to seize, realize, take possession of or dispose of the Collateral and shall not be under any obligation to institute proceedings for any such purpose.

4.

POSSESSION OF COLLATERAL BY THE INVESTOR

4.1

Possession of Collateral.

For so long as any Collateral is in the possession of the Investor:

(1)

the Investor may, at any time following the occurrence of an Event of Default that has not been waived in writing by the Investor, grant or otherwise create a security interest in such Collateral upon any terms, whether or not such terms impair the Company’s right to redeem such Collateral;

(2)

the Investor may, at any time following the occurrence of an Event of Default that has not been waived in writing by the Investor use such Collateral in any manner and to such extent as it deems necessary; and

(3)

the Investor shall have no duty of care whatsoever with respect to such Collateral other than to use reasonable care in the custody and preservation thereof, provided that the Investor need not take any steps of any nature to defend or preserve the rights of the Company therein against the claims or demands of others or to preserve rights therein against prior parties.